Exhibit 10.1
Deed
Settlement and release deed
Timothy Netscher
Newmont Mining Services Pty Ltd

Contents
Table of contents

1 Definitions and interpretation	2

1.1 Definitions	2
1.2 Interpretation	3

2 Agreement between the parties	3

2.1 Settlement Terms	3
2.2 Settlement Sum	4
2.3 Additional benefits	4
2.4 No further payments	5
2.5 Compliance and approvals	5
2.6 Taxation	5

3 Release and indemnity	6

4 Confidentiality	6

5 Breach of deed	6

6 Bar to further proceedings	6

7 Other	6

8 General	7

Signing page	8
Settlement and release deed     Contents 1

Settlement and release deed
Date ► March 2011
Between the parties

Employee	Timothy Netscher
of 12 Rossello Lane, Subiaco, WA 6008
(Mr Netscher)

Employer	Newmont Mining Services Pty Ltd
ACN 008 087 778 of Level 1 388 Hay Street Subiaco WA 6008
(Newmont Mining)

Recitals	1	Mr Netscher commenced Employment within the Newmont Group on May 18, 2009.

	2	Mr Netscher and Newmont Mining have agreed that Mr Netscher’s employment with Newmont Mining will cease on March 31, 2011.

	3	Mr Netscher has agreed that he will resign as a director of any company within the Newmont Group, and will also resign as a director or officer of Newmont Australia Pty Ltd, PT Newmont Pacific Nusantara, Newmont Indonesia Investment Limited, Newmont Mining Corporation, Newmont Ventures Limited, PT Newmont Minahasa Raya and PT Newmont Nusa Tenggara with effect from the End Date.

	4	The parties have agreed to settle all matters between them on the terms contained in this deed.
Settlement and release deed     page 1

This deed witnesses as follows:
1	Definitions and interpretation

1.1	Definitions
The meanings of the terms used in this deed are set out below.

Term	Meaning

Cessation of Employment	all of the circumstances relating to or connected with the cessation of the Employment, including negotiations relating to the terms and conditions upon which that event would occur.

Claims	all actions, claims, demands, suits, proceedings, liabilities, sums of money, damages and costs arising, whether directly or indirectly, from:

	1	the Employment;

	2	the Cessation of Employment;

	3	the Employment Agreement;

	4	Mr Netscher’s resignation as a director of any company within the Newmont Group and director or officer of Newmont Australia Pty Ltd, PT Newmont Pacific Nusantara, Newmont Indonesia Investment Limited, Newmont Mining Corporation, Newmont Ventures Limited, PT Newmont Minahasa Raya and PT Newmont Nusa Tenggara; and

	5	any act or omission of Newmont Mining or the Newmont Group during the Employment but does not include such actions, claims, demands, suits, proceedings, liabilities, sums of money, damages and costs arising under any applicable workers’ compensation legislation.

Corporations Act	Corporations Act 2001 (Cth).

Employment	Mr Netscher’s employment by Newmont Mining or its Related Bodies Corporate including negotiations with Mr Netscher or any other person relating to the terms and conditions on which that employment would take place.

Employment Agreement	the agreement between Mr Netscher and Newmont Mining dated April 2, 2009 and any other contract, arrangement or understanding which governs, or has governed, any of the terms and conditions of the Employment.

End Date	31 March 2011
Settlement and release deed     page 2

2     Agreement between the parties

Term	Meaning

Newmont Group	Newmont Mining, all Related Bodies Corporate of Newmont Mining, and all directors, officers, trustees, agents, contractors and employees of Newmont Mining and Related Bodies Corporate of Newmont Mining, jointly and severally.

Related Bodies Corporate	has the meaning given to it in section 50 of the Corporations Act.

Resignation	all of the circumstances relating to or connected with Mr Netscher’s resignation as a director of any company within or associated with the Newmont Group, including negotiations relating to the terms and conditions upon which that event would occur.
1.2	Interpretation

In this deed:
(a)	Headings and bold type are for convenience only and do not affect the interpretation of this deed.
(b)	The singular includes the plural and the plural includes the singular.
(c)	Words of any gender include all genders.
(d)	Other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning.
(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.
(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this deed.
(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re enactments of any of them.
(h)	A reference to a party to a document includes that party’s successors and permitted assignees.
(i)	A promise on the part of 2 or more persons binds them jointly and severally.
(j)	No provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision.
2	Agreement between the parties
2.1	Settlement Terms
(a)	Mr Netscher agrees that:
(1)	his Employment will cease with effect from the End Date;
Settlement and release deed     page 3

2     Agreement between the parties
(2)	he will resign as a director of any company within or associated with the Newmont Group with effect from the End Date; and
(3)	he irrevocably appoints Jeffrey Reeser as his attorney to do all acts and things required to be done by Mr Netscher to resign as a director of any company within or associated with the Newmont Group under clause 2.1(a)(2) of this deed and resign as director or officer of any additional Newmont entity named in clause 3 of the Recitals.
(b)	Up to the End Date, Mr Netscher will remain subject to the lawful and reasonable directions of the Newmont Group.
(c)	Employer will ensure that after the End Date, Mr Netscher will remain covered by the Employer’s director’s and officer’s liability insurance policies for his acts and omissions as a director and/or officer of any entities covered by Employer’s director and officer liability insurance policies, including his role as the Employer’s appointee as a director of the Minerals Council of Australia.
2.2	Settlement Sum
(a)	Subject to Mr Netscher’s compliance with his obligations in clause 2.1 of this deed, Newmont Mining will pay to Mr Netscher the following amounts less taxation deductions required by law:
(1)	base salary payments, superannuation payments and health and welfare benefits until the End Date;
(2)	payment in lieu of 9 months’ notice being $508,030 AUS;
(3)	payment in lieu of accrued but untaken annual leave of $46,504 AUS; and
together referred to as the Settlement Sum.

(b)	The Settlement Sum will be paid on the End Date, provided that Mr Netscher has returned to Newmont Mining by March 4, 2011:
(1)	a copy of this deed executed by Mr Netscher; and
(2)	a resignation letter signed by Mr Netscher which confirms his decision to resign as a director of any company within or associated with the Newmont Group with immediate effect.
2.3	Additional benefits
(a)	In addition to the Settlement Sum, and subject to clause 2.2(b) of this deed, Mr Netscher will be entitled to receive the following benefits:
(1)	annual incentive compensation program payout for 2010 to be paid in early March 2011;
(2)	pro-rata annual incentive compensation program cash bonus at target payout for 2011;
(3)	accelerated vesting of financial performance shares granted prior to 31 March 2011 on Cessation of Employment, including but not limited to financial performance shares granted in 2011; and
(4)	grant of actual performance leveraged stock unit payout for one-year 2010 performance year only (explicitly excluding performance leveraged stock units for performance periods of 2010 through 2011 and 2010 through 2012), to be paid according to Newmont Mining Corporation Board approval.

together referred to as the Additional Benefits.
Settlement and release deed     page 4

3     Release and indemnity
(b)	Except as set out in clause 2.3(a) above, Mr Netscher has no further rights or entitlements to any incentive compensation, performance leveraged stock bonus or stock options previously granted to him, and those options cancel and stock units are forfeited immediately on Cessation of Employment. Mr. Netscher shall have no right or entitlement to any stock option grant in 2011.
(c)	Newmont Mining shall reimburse Mr. Netscher for the cost to ship personal items from Perth to Brisbane and for the cost of airfare from Perth to Brisbane for Mr. Netscher and his spouse. Mr Netscher has a maximum of 12 months to exercise relocation. Alternatively, the parties can agree to make a taxable cash payment representing the cost of the relocation to Mr Netscher.
(d)	In relation to Mr Netscher’s house in Perth, the company agrees to either pay a real estate agent or provide a taxable payment to Mr Netscher representing the cost of the standard Western Australia real estate agent’s fee for the sale of Mr Netscher’s residence in Perth, located at 12 Rossello Lane, Subiaco, WA 6008 (“Perth Residence”). The parties agree to establish the agent’s fee represented as a percentage of the Perth Residence. For this purpose, Mr Netscher’s residence in Perth will be valued by a registered Western Australia real estate valuation agent, at Employer’s cost. Alternatively, the parties can agree to make a taxable cash payment representing the real estate agent fee to Mr Netscher.
(e)	The company agrees to pay 12 months of MBF medical insurance premium from April 1 2011.
2.4	No further payments
Mr Netscher acknowledges that the payment of the Settlement Sum and Additional Benefits under this deed are paid in full satisfaction of all obligations of the Newmont Group towards Mr Netscher and are made without any admission of liability by the Newmont Group.
2.5	Compliance and approvals
The exercise of, or compliance with, any discretion, right or obligation under this deed is subject to any required board or shareholder approvals, any necessary regulatory consent and compliance with the Constitution, and all applicable laws.
2.6	Taxation
(a)	Mr Netscher acknowledges that:
(1)	tax will be withheld from the Settlement Sum and the Additional Benefits; and
(2)	the amount of tax withheld may not represent the total tax payable on assessment.
(b)	The Newmont Group makes no representations or warranties in relation to Mr Netscher’s tax liability.
(c)	If Newmont Mining withholds tax from the Settlement Sum and the Additional Benefits, and the Australian Taxation Office determines that a greater amount of tax should have been withheld, Mr Netscher indemnifies and keeps indemnified the Newmont Group in respect of the difference.
Settlement and release deed     page 5

3     Release and indemnity
3	Release and indemnity
Mr Netscher:
(a)	unconditionally releases the Newmont Group from all Claims he has now or may have had in the future against the Newmont Group if the parties had not executed this deed;
(b)	must not make, take or institute any Claims against the Newmont Group; and
(c)	indemnifies and must keep indemnified the Newmont Group in relation to any loss or damage suffered by it as a result of any Claims by Mr Netscher.
4	Confidentiality
After the End Date, and without limiting Mr Netscher’s general law or contractual obligations, Mr Netscher must maintain the secrecy of, and not disclose, Confidential Information shall mean any confidential legal, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which Mr. Netscher prepared, caused to be prepared, or received in connection with Mr. Netscher’s employment with Newmont Mining, such as management and business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to Newmont Mining or any affiliate. Confidential Information does not include: (i) information or knowledge which may subsequently come into the public domain after the End Date other than by way of unauthorized disclosure by Mr. Netscher; or (ii) information or knowledge which Mr. Netscher is required to disclose by order of a governmental agency or court after timely notice has been provided to Newmont Mining of such order.
5	Breach of deed
If Mr Netscher breaches any of his obligations under this deed, he must repay the Settlement Sum and the Additional Benefits to Newmont Mining on demand.
6	Bar to further proceedings
The Newmont Group may plead this deed as a bar to any claim or proceeding by Mr Netscher in respect of any matters arising out of, touching on, referred to or contained in this deed.
7	[Other]
On or before the End Date, unless otherwise agreed on or before the End Date, Mr Netscher shall return to Newmont Mining all Newmont Property. Newmont Property shall include, but not be limited to, keys, access cards, files, memoranda, reports, software, credit cards, computer disks, instructional and management manuals, books, cellular phones, blackberries and computer equipment of Newmont Mining.
Settlement and release deed     page 6

8     General
8	General
(a)	Mr Netscher executes this deed for the benefit of each member of the Newmont Group. Mr Netscher acknowledges and agrees that each member of the Newmont Group may independently rely on and enforce this deed against Mr Netscher.
(b)	Mr Netscher acknowledges that he has entered into this deed voluntarily and without any duress from any party and has had the opportunity to obtain legal advice.
(c)	Mr Netscher is aware of and understands the consequences of entering into this deed, including the consequences of providing the release and indemnity in clause 3.
(d)	Except as set out in this document, the Newmont Group has not made any promises, representations or inducements to Mr Netscher to enter into this deed.
(e)	This deed is governed by the laws of Western Australia and the parties submit to the non-exclusive jurisdiction of the courts of Western Australia.
(f)	This deed states all the express terms of agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.
(g)	Each party must pay its own legal costs and expenses in respect of the negotiation, preparation and completion of this deed.
(h)	Every clause and subclause will where the context permits be severable from every other.
(i)	This deed may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this deed by executing any counterpart.
Settlement and release deed     page 7

Signing page

Executed as a deed

Employee

Signed by Timothy Netscher

sign here ►	/s/ Timothy Netscher

print name	Timothy Netscher

in the presence of

sign here ►	/s/ Elizabeth Barton-Jones Witness

print name	Elizabeth Barton-Jones

Newmont Mining

Executed as a deed on behalf of Newmont Mining Services Pty Ltd ACN 008 087 778 In accordance with section 127 of the Corporations Act 2001 (Cth) by:

sign here ►	/s/ Rubini Ventouras Signature of Director

print name	Rubini Ventouras

sign here ►	/s/ Richard Jones Signature of Director/Secretary

print name	Richard Jones
Settlement and release deed     page 8